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                                  EXHIBIT 11

                   YOUNG BROADCASTING INC. AND SUBSIDIARIES
                     RE COMPUTATION OF PER SHARE EARNINGS

                                  (Unaudited)

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                                                                  THREE MONTHS ENDED                       NINE  MONTHS ENDED
                                                                  ------------------                       ------------------
                                                             SEPTEMBER 30,       SEPTEMBER 30,       SEPTEMBER 30,     SEPTEMBER 30,

                                                                  1996                1997                 1996             1997
                                                         ---------------------------------------------------------------------------

SHARES OF COMMON STOCK OUTSTANDING
  FOR THE ENTIRE PERIOD..................................     10,480,357           13,823,788        10,548,181          14,230,357

ISSUANCE OF 46,268 SHARES OF COMMON STOCK  TO THE
  COMPANY'S DEFINED CONTRIBUTION  PLAN IN 1997...........        -                      5,367            -                   35,369

ISSUANCE OF 27,685 SHARES OF COMMON STOCK  TO THE
  COMPANY'S DEFINED CONTRIBUTION  PLAN IN 1996...........        -                     -                 27,279               -

ISSUANCE OF 18,500 SHARES OF COMMON STOCK
  UPON EXERCISE OF OPTIONS IN 1997.......................        -                         98            -                    7,212

REPURCHASE OF 459,000 SHARES OF COMMON STOCK
  UNDER BUYBACK PROGRAM IN 1997..........................        -                     -                 -                 (233,703)


REPURCHASE OF 111,383 SHARES OF COMMON STOCK
  FROM J.P. MORGAN CAPITAL CORPORATION IN 1996...........        -                     -               (110,567)              -

ISSUANCE OF 15,874 SHARES OF COMMON STOCK
  UPON EXERCISE OF OPTIONS IN 1996.......................        -                     -                  8,552               -
                                                          -----------------    -----------------    -----------------   ------------


WEIGHTED AVERAGE SHARES OF COMMON STOCK OUTSTANDING......     10,480,357           13,829,253        10,473,445          14,039,235
                                                          -----------------    -----------------    -----------------   ------------


NET LOSS.................................................    $(1,043,385)         $(6,540,419)      $(2,504,798)        $(6,894,103)
                                                          =================    =================    =================   ============


NET LOSS PER COMMON SHARE

       NET LOSS                                                   $(0.10)              $(0.47)           $(0.24)             $(0.49)
                                                          =================    =================    =================   ============

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